EXHIBIT 10.109

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (the “Amendment”) is entered into as of July 11, 2008, to be effective August 13, 2008 (the “Effective Date”), between Roger G. Stoll, Ph.D. (the “Executive”) and Cortex Pharmaceuticals, Inc. (the “Company”).

RECITALS

On October 29, 2002, the Company and the Executive entered into an Employment Agreement, which the parties subsequently amended on April 8, 2003, November 10, 2004 and August 13, 2005 (as amended, the “Agreement”).

The Executive served as the Company’s President and Chief Executive Officer pursuant to the terms of the Agreement, and the parties wish to amend the Agreement pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. The first sentence of Section 1 of the Agreement shall be amended in its entirety to read as follows:

“Engagement. During the term of this Agreement, the Company hereby employs the Executive as its Executive Chairman, reporting to the Company’s Board of Directors, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.”

2. Section 2 of the Agreement shall be amended in its entirety to read as follows:

“Term. The term of this Agreement shall expire on August 13, 2009.”

3. Section 3 of the Agreement shall be amended in its entirety to read as follows:

“Duties. During the term of this Agreement, the Executive shall serve as the Company’s Executive Chairman, and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities as may be assigned to him from time to time by the Board of Directors. In particular and without limitation, the Executive’s duties shall include using diligent efforts as appropriate to (i) assist in raising additional equity capital and research and development funds for the Company, (ii) act as the Chair of the Company’s Executive Committee meetings, (iii) be responsible for stockholder relations and maintain relationships with analysts and fund managers, (iv) develop relationships with potential corporate partners for the licensing, development and commercialization of the Company’s technologies, and (v) lead any merger and acquisition activities involving the Company. The Executive shall use his best efforts and shall act in good faith in performing all duties reasonably required to be performed by him under this Agreement.”

4. The first two sentences of Section 5(e) of the Agreement shall be amended in their entirety to read as follows:

“(e) To allow the Executive to have five (5) days of paid time off each month during the term of this Agreement. The Company and the Executive agree that time devoted by the Executive toward travel to, and attendance at, scientific meetings, boards of director meetings, and trips to meet with business leaders at trade associations shall not constitute paid time off.”

5. Section 8(b) of the Agreement shall be amended in its entirety to read as follows:

“(b) The Executive may terminate his employment under this Agreement at any time for “Good Reason” (as hereinafter defined) upon notice to the Company as described in Section 9(b). As used herein, the term “Good Reason” shall mean only (i) the Company’s breach of any of the material terms of this Agreement, (ii) a material reduction in the Executive’s title or a material reduction or alteration of the duties of the Executive, or (iii) the relocation absent the Executive’s consent of the Company’s principal place of business to a location outside of Orange County, California. The Company and Executive agree that the conversion of Executive’s position with the Company to Executive Chairman in connection with this Agreement shall not constitute grounds for a Good Reason termination.”

6. The following shall be added as Sections 9(b) and 9(c) of the Agreement, and the existing Section 9(b) of the Agreement shall be designated as Section 9(d):

“(b) In order to terminate his employment under this Agreement for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to Good Reason (a “Good Reason Condition”) within ninety (90) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, the Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within two years after the initial existence of such Good Reason Condition.

(c) In the event of either a termination by the Company of the Executive’s employment without Cause or the Executive’s termination of his employment for Good Reason in either case which constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Company shall pay to the Executive severance in an amount equal to twelve months of the Executive’s then current salary, which severance shall be paid in accordance with its normal payroll practices over the twelve months following the Separation from Service. Termination of employment under this Section 9 shall not terminate the Executive’s obligations under Sections 6 and 7. In addition, the parties agree that the expiration of the term of this Agreement shall not constitute a termination by the Company of the Executive’s employment without Cause.”

7. The second sentence of Section 10 of the Agreement shall be amended in its entirety to read as follows:

“In such event, provided that the termination constitutes a Separation from Service, the Company shall compensate the Executive in an amount equal to the excess, if any, of (a) twelve (12) months of the Executive’s then current salary for a period of one year, over (b) any disability insurance proceeds, and such payments shall be paid by the Company in accordance with its normal payroll practices over the twelve months following the Separation from Service.”

8. The following shall be added Section 13 of the Agreement, with the subsequent sections renumbered accordingly:

“Code Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments payable pursuant to Section 9 or 10 (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b) Any reimbursements payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than December 31 of the year following the year in which the cost was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.”

9. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ M. Ross Johnson
M. Ross Johnson, Ph.D.
Its:	Chairman, Compensation Committee

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